Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

SPARTAN MOTORS, INC.

1.     These Restated Articles of Incorporation have been duly adopted by the shareholders of Spartan Motors, Inc. and are executed pursuant to the provisions of Sections 641-643, Act 284, Public Acts of 1972, as amended.

2.     The corporation identification number (CID) assigned by the Bureau is 162-372.

3.     The present name of the corporation is:

SPARTAN MOTORS, INC.

4.     The corporation has had no former names.

5.     The date of filing the original Articles of Incorporation was August 27, 1975.

6.     The following Restated Articles of Incorporation supersede the original Articles of Incorporation as amended and shall be the Articles of Incorporation of the corporation:

ARTICLE I

The name of the corporation is:

SPARTAN MOTORS, INC.

ARTICLE II

The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act.

To conduct and be engaged in the business of manufacturing, producing, and sale, at wholesale and retail, of specialized motor vehicles and motor vehicle equipment and parts and all other related items.

To make, perform, and carry out contracts of every kind and description pertaining to the purpose of this corporation and for any lawful purposes necessary and expedient thereto with any person, firm, association, or corporation.

To acquire, own, hold, buy, sell and in every other manner deal in the shares of stock of other corporations, and to exchange shares of its own capital stock for any of the things, rights, and properties which it might otherwise lawfully acquire and hold.

To make contracts with any of the officers, directors, shareholders, or employees of this corporation, individually or otherwise, and without limitation, restriction, or prejudice, which contracts shall be considered and construed on the same basis as contracts with third persons, all in furtherance of the management, operation, objects, and purposes of the corporation.

To borrow and to issue bonds, debentures, notes, and other evidences of indebtedness and obligations from time to time for any lawful corporate purpose and to mortgage, pledge, and otherwise charge any or all of its properties, rights, privileges, and assets to secure the payment thereof.

ARTICLE III

The total number of shares of which the corporation shall have the authority to issue is eighty-two million (82,000,000),1 divided into two classes, as follows:

(1)     Eighty million (80,000,000) shares of common stock of the par value of One Cent ($.01), which shall be called "Common Stock;" and

(2)     Two million (2,000,000) shares of preferred stock, having no par value, which shall be called "Preferred Stock."

The following provisions shall apply to the authorized stock of the corporation:

A.     Provisions Applicable To Common Stock.

1.     No Preference. None of the shares of the Common Stock shall be entitled to any preferences, and each share of Common Stock shall be equal to every other share of said Common Stock in every respect.

2.     Dividends. After payment or declaration of full dividends on all shares having a priority over the Common Stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred shares and on any other stock of the corporation ranking as to dividends or assets prior to the Common Stock, dividends on the shares of Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

3.     Rights On Liquidation. On any liquidation, dissolution, or winding up of the affairs of the corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the corporation available for distribution to its shareholders.

4.     Voting. At all meetings of shareholders of the corporation, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively.

B.     Provisions Applicable To Preferred Stock.

1.     Issuance In Series. The authorized shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, powers, preferences, and relative, participating, optional, or other rights, and such qualifications, limitations, or restrictions, as may be stated in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. Authority is hereby expressly granted to the Board of Directors, subject to the provision of this Article, to authorize the issuance of any authorized and unissued shares of Preferred Stock (whether or not previously designated as shares of a particular series, and including shares of any series issued and thereafter acquired by the corporation) as shares of one or more series of Preferred Stock, and with respect to each series to determine and designate by resolution or resolutions providing for the issuance of such series:

(a)     The number of shares to constitute the series and the title thereof;

(b)     Whether the holders shall be entitled to cumulative or noncumulative dividends, and, with respect to shares entitled to cumulative dividends, the date or dates from which such dividends shall be cumulative, the rate of the annual dividends thereon (which may be fixed or variable and may be made dependent upon facts ascertainable outside of the Restated Articles of Incorporation), the dates of payment thereof, and any other terms and conditions relating to such dividends;

(c)     Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property, or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which, and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the terms and amount of a sinking fund, if any, provided for the purchase or redemption of such shares;

(d)     Whether the shares of such series shall be participating or nonparticipating, and, with respect to participating shares, the date or dates from which the dividends shall be participating, the rate of the dividends thereon (which may be fixed or variable and may be made dependent upon facts ascertainable outside of the Restated Articles of Incorporation), the dates of payment thereof, and any other terms and conditions relating to such additional dividends;

(e)     The amount per share payable to holders upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation;

(f)     The conversion or exchange rights, if any, of such series, including, without limitation, the price or prices, rate or rates, and provisions for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which shares constituting such series may be converted into, or exchanged for, shares of any other class or classes or series;

(g)     The voting rights per share, if any, of each such series, provided that in no event shall any shares of any series be entitled to more than one vote per share; and

(h)     All other rights, privileges, terms, and conditions that are permitted by law and are not inconsistent with this Article.

All shares of Preferred Stock shall rank equally and be identical in all respects except as to the matters specified in this Article or any amendment thereto, or the matters permitted to be fixed by the Board of Directors, and all shares of any one series thereof shall be identical in every particular except as to the date, if any, from which dividends on such shares shall accumulate.

2.     Dividends. The holders of shares of each series of Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, dividends at, but not exceeding, the dividend rate fixed for such series by the Board of Directors pursuant to the provisions of this Article.

3.     Liquidation Preference. Upon the liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive in full out of the assets of the corporation available for distribution to shareholders (including its capital) before any amount shall be paid to, or distributed among, the holders of Common Stock, an amount or amounts fixed by the Board of Directors pursuant to the provisions of this Article. If the assets of the corporation legally available for payment or distribution to holders of the Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation are insufficient to permit the payment of the full preferential amount to which all outstanding shares of the Preferred Stock are entitled, then such assets shall be distributed ratably upon outstanding shares of the Preferred Stock in proportion to the full preferential amount to which each such share shall be entitled. After payment to holders of the Preferred Stock of the full preferential amount, holders of the Preferred Stock as such shall have no right or claim to any of the remaining assets of the corporation. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into the corporation, or the sale, lease, or conveyance of all or substantially all of the property or business of the corporation, shall not be deemed to be a dissolution, liquidation, or winding up for purposes of this Section 3.

ARTICLE IV2

The address of the current registered office of the corporation is 40600 Ann Arbor Rd. E, Ste. 201, Plymouth, MI 48170. The mailing address of the corporation is 40600 Ann Arbor Rd. E, Ste. 201, Plymouth, MI 48170.

The name of the current resident agent is The Corporation Company.

ARTICLE V

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all of the creditors or class of creditors, or on all of the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

Members of the Board of Directors of the corporation shall be selected, replaced, and removed as follows:

(1)     Number of Directors. The number of the directors of the corporation shall be fixed from time to time by resolution adopted by a majority vote of the Board of Directors but shall not be less than three.

(2)     Classification. The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

(3)     Vacancies and Newly Created Directorships. Any vacancy occurring in the Board of Directors caused by resignation, removal, death, disqualification, or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of directors then in office, whether or not a quorum. Each director chosen to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. When the number of directors is changed, any newly created or eliminated directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(4)     Removal. Any director may be removed from office at any time, but only for cause, and only if removal is approved as set forth below.

Except as may be provided otherwise by law, cause for removal shall be construed to exist only if: (i) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to direct appeal; (iii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his ability as a director of the corporation; or (iv) such director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties.

Whether cause for removal exists shall be determined by the affirmative vote of two-thirds (2/3) of the total number of directors. Any action to remove a director pursuant to (i) or (ii) above shall be taken within one year of such conviction or adjudication. For purposes of this paragraph, the total number of directors will not include the director who is the subject of the removal determination, nor will such director be entitled to vote thereon.

ARTICLE VII

The corporation shall indemnify directors and executive officers of the corporation as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding (whether brought by or in the name of the corporation, a subsidiary, or otherwise) arising out of their service to the corporation, a subsidiary, or to another organization at the request of the corporation or a subsidiary. The corporation may indemnify persons who are not directors or executive officers of the corporation to the extent authorized by bylaw, resolution of the Board of Directors, or contractual agreement authorized by the Board of Directors. The corporation may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the corporation would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall apply to actions, suits, or proceedings, whether arising from acts or omissions occurring before or after the adoption of this Article VII, and to directors, officers, and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors, and administrators of the directors, officers, and other persons referred to in this paragraph.

ARTICLE VIII

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. However, this Article VIII shall not eliminate or limit the liability of a director for any of the following:

(1)     A breach of the director's duty of loyalty to the corporation or its shareholders.

(2)     Acts or omissions not in good faith or a t involve intentional misconduct or a knowing violation of law.

(3)     A violation of Section 551(1) of the Michigan Business Corporation Act.

(4)     A transaction from which the director derived an improper personal benefit.

(5)     An act or omission occurring before the effective date of this Article VIII. Any repeal or modification of this Article VIII by the shareholders of the corporation shall not adversely affect any right or protection of any director of the corporation existing at the time of, or with respect to, any acts or omissions occurring before such repeal or modification.

* * * * * *

11946141

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
OF PREFERRED STOCK

of

SPARTAN MOTORS, INC.

Pursuant to Section 302 of the Michigan Business Corporation Act

I, Richard J. Schalter, Secretary of Spartan Motors, Inc., a corporation organized and existing under the laws of the State of Michigan (the "Corporation"), in accordance with the provisions of Section 302 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation, the Board of Directors on February 27, 1997, adopted the following resolution:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Articles of Incorporation, the Board of Directors hereby creates a series of preferred stock, no par value, of the Corporation and hereby states the designation and number of shares, and voting power, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as follows:

SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Preferred Stock" (the "Preferred Stock") and the number of shares constituting such series shall be One Hundred Thirty Thousand (130,000). Such number of shares may be increased or decreased by resolution of the Board of Directors.

SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

(A)      The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cumulative preferential dividends in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, $.01 par value, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, as the case may be, then in each such case the amount to which holders of shares of Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)      The Corporation shall declare a dividend or distribution on the Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED THAT, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5.00 per share on the Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

SECTION 3. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then, subject to the provisions of the Restated Articles of Incorporation of the Corporation, the holders of shares of Preferred Stock shall be entitled to receive, from the assets of the Corporation available for distribution to shareholders, an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment plus an amount equal to the greater of (a) $75 per share or (b) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock. All such preferential amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of shares of any class of stock ranking junior to the Preferred Stock as to assets, or the holders of shares of any series of preferred stock ranking junior as to assets to shares of Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Preferred Stock were entitled immediately prior to such event under clause (b) of the next preceding sentence of this Section shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 4. REDEMPTION. The shares of Preferred Stock shall not be redeemable.

SECTION 5. VOTING RIGHTS. The holders of shares of Preferred Stock shall have the following voting rights:

(A)      Subject to the provision for adjustment hereinafter set forth, each share of Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)      Except as otherwise provided herein or by law, the holders of shares of Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)      (i)      If at any time dividends on any Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, the holders of Preferred Stock, voting as a class, shall have the right to elect two (2) Directors.

(ii)      During any default period, such voting right of the holders of Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 5(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of Preferred Stock as hereinafter provided to increase in certain cases the authorized number of Directors shall be exercised unless the holders of 25% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided.

(iii)      Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request; or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv)      In any default period the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and
(y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 5) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)      Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Restated Articles of Incorporation or bylaws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 5 (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Articles of Incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D)      Except as set forth herein, holders of Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 6. CERTAIN RESTRICTIONS.

(A)      Whenever quarterly dividends or other dividends or distributions payable on the Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)      declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock;

(ii)      declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, except dividends paid ratably on the Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)      redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock; PROVIDED THAT the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Stock; or

(iv)      purchase or otherwise acquire for consideration any shares of Preferred Stock, or any shares of stock ranking on a parity with the Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)      The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 6, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 7. REACQUIRED SHARES. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

SECTION 8. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 9. AMENDMENT. The Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Preferred Stock, voting together as a single class; PROVIDED, HOWEVER, that at any time that there are no outstanding shares of Preferred Stock and no outstanding rights, warrants or options to acquire shares of Preferred Stock, the Board of Directors may amend the powers, preferences and rights of Preferred Stock or convert such shares of Preferred Stock into authorized but unissued shares of preferred stock which may be reissued as part of a new series of preferred stock in accordance with the provisions of the Restated Articles of Incorporation.

SECTION 10. FRACTIONAL SHARES. The Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of the Preferred Stock.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury.

Dated: June 2, 1997                         /s/ Richard J. Schalter

Richard J. Schalter

Secretary and Chief Financial Officer

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF SERIES B PREFERRED STOCK

of

SPARTAN MOTORS, INC.

                    Pursuant to Section 302 of the Michigan Business Corporation Act:

                    I, James W. Knapp, Secretary of SPARTAN MOTORS, INC., a corporation organized and existing under the Michigan Business Corporation Act (the " Corporation "), in accordance with the provisions of Section 302 thereof, DO HEREBY CERTIFY:

                    That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors on June 14, 2007, adopted the following resolution, effective July 7, 2007, creating a series of 400,000 shares of Preferred Stock designated as Series B Preferred Stock:

                    RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of Series B Preferred Shares of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          Section 1. Designation and Amount . The shares of such series shall be designated as " Series B Preferred Stock " and the number of shares constituting such series shall be 400,000.

          Section 2. Dividends and Distributions .

          (A)          Subject to the prior and superior rights of the holders of shares of any other class or series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a " Quarterly Dividend Payment Date "), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a)  $12.50 or (b) subject to the provision for adjustment set forth in this document, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in the Corporation's Common Shares or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Shares, $0.01 par value per share, of the Corporation (the " Common Stock ") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time on or after July 7, 2007 (the " Rights Declaration Date ") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B)          The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $12.50 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (C)          Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights . The holders of shares of Series B Preferred Stock shall have the following voting rights:

          (A)          Subject to the provision for adjustment set forth in this document, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii)  combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B)          Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)          (i) If at any time dividends on any Series B Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a " default period ") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series B Preferred Stock with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two Directors.

          (ii)          During any default period, such voting right of the holders of Series B Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Shares outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series B Preferred Stock of such voting right. At any meeting at which the holders of Series B Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series B Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Series B Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series B Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Preferred Stock.

          (iii)          Unless the holders of Series B Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Series B Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Series B Preferred Stock, which meeting shall thereupon be called by the President or Chief Executive Officer, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series B Preferred Shares are entitled to vote pursuant to this paragraph (C) (iii) shall be given to each holder of record of Series B Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Series B Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

          (iv)          In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series B Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Series B Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

          (v)          Immediately upon the expiration of a default period, (x) the right of the holders of Series B Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Series B Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Articles of Incorporation or By-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

          (D)          Except as set forth herein, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 4. Certain Restrictions .

          (A)          Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i)          declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

          (ii)          declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii)          redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock;

          (iv)          purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B)          The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares . Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series B Preferred Stock and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 6. Liquidation , Dissolution or Winding Up .

          (A)          Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $250.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the " Series B Liquidation Preference "). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the " Common Adjustment ") equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the " Adjustment Number "). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Preferred Stock and Common Stock, respectively, holders of Series B Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Shares and Common Stock, on a per share basis, respectively.

          (B)          In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank senior to or on parity with the Series B Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          (C)          In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Consolidation , Merger , etc . In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. No Redemption . The shares of Series B Preferred Stock shall not be redeemable.

          Section 9. Termination of Series A Preferred Stock . The Certificate of Designation of Rights and Preferences of Preferred Stock relating to Series A Preferred Stock filed with the Michigan Department of Commerce, Corporation and Securities Bureau on June 25, 1997 in connection with the Rights Agreement between Spartan Motors, Inc. and American Stock Transfer & Trust Co. dated June 4, 1997 are hereby terminated and canceled.

          Section 10. Amendment . The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Preferred Stock, voting separately as a class; provided, that at any time that there are no outstanding shares of Series B Preferred Stock and no outstanding rights, warrants, or options to acquire shares of Series B Preferred Stock, the Board of Directors may amend the powers, preferences, and rights of the Series B Preferred Stock or convert such shares of Series B Preferred Stock into authorized but unissued shares of Preferred Shares which may be reissued as part of a new series of Preferred Shares in accordance with the provisions of the Articles of Incorporation.

          Section 11. Fractional Shares . Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

          IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true as of this 9th day of July, 2007.

                              /s/ James W. Knapp

James W. Knapp

Chief Financial Officer, Treasurer, and Secretary

1 By amendment effective May 29, 2007, authorized capital was increased to a total of 40,000,000 common shares and 2,000,000 preferred shares. By amendment effective June 7, 2017, authorized capital was increased to a total of 80,000,000 common shares and 2,000,000 preferred shares.

2 current addresses and the current resident agent, which have changed since the Articles were last restated in their entirety effective July 16, 1996.